As filed with the Securities and Exchange Commission on April 27, 1998

                                                           REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
              -----------------------------------------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
              -----------------------------------------------------


                        AAVID THERMAL TECHNOLOGIES, INC.
             (Exact Name Of Registrant As Specified In Its Charter)

                                    DELAWARE
                         (State or Other Jurisdiction of
                         Incorporation or Organization)
                                   13-3033811
                                (I.R.S. Employer
                               Identification No.)

                           ONE EAGLE SQUARE, SUITE 509
                          CONCORD, NEW HAMPSHIRE 03301
                                 (603) 224-1117

                    (Address of Principal Executive Offices)

              -----------------------------------------------------


Stock Option Agreement dated October 15, 1996 between Aavid Thermal Technologies, Inc. and Ronald F. Borelli

Stock Option Agreement dated June 19, 1997 between Aavid Thermal Technologies, Inc. and Stephen D. Eldred

Stock Option Agreement dated November 1, 1996 between Aavid Thermal Technologies, Inc. and Vivek Mansingh


                            (Full Title of the Plan)

                                RONALD F. BORELLI
                Chairman Of The Board and Chief Executive Officer
                         AAVID THERMAL TECHNOLOGIES INC.
                           ONE EAGLE SQUARE, SUITE 509
                          CONCORD, NEW HAMPSHIRE 03301
                                 (603) 224-1117
                    (Name, address, including area code, and
                     telephone number of agent for service)

              -----------------------------------------------------


   Copies of all communications, including all communications sent to the agent for service, should be sent to:

                               JOHN MITCHELL, ESQ.
                        AAVID THERMAL TECHNOLOGIES, INC.
                          CONCORD, NEW HAMPSHIRE 03301
                           (603) 224-1117 (TELEPHONE)
                              (603) 224-6673 (FAX)

                         CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED
                                                                         MAXIMUM              PROPOSED
                                                                         OFFERING             MAXIMUM
                                                                          PRICE              AGGREGATE           AMOUNT OF
           TITLE OF SECURITIES                  AMOUNT TO BE                PER               OFFERING          REGISTRATION
            TO BE REGISTERED                     REGISTERED              SHARE(1)             PRICE(2)              FEE
Common Stock, par value of $.01 per
share....................................   449,375 shares                $10.42             $4,681,875           $1,381.15

(1) Calculated by dividing the proposed maximum aggregate offering price by the amount to be registered.

(2) The price is estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Act") solely for the purpose of calculating the registration fee and is the product resulting from multiplying 300,000, 65,000 and 84,375, the number of shares registered by this Registration Statement as to which options have been granted, by $9.50 per share, $16.50 per share and $9.00 per share, the respective exercise prices of such options.

PROSPECTUS
                                 449,375 SHARES

                        AAVID THERMAL TECHNOLOGIES, INC.

                                  COMMON STOCK


         This Prospectus relates to the offer and sale of up to 449,375 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Aavid Thermal Technologies, Inc. ("Aavid" or the "Company"). The Shares are being offered for sale by certain stockholders of the Company (the "Selling Stockholders") who acquired such Shares pursuant to stock option agreements between the Selling Stockholder and the Company. See "Selling Stockholders." The Company's Common Stock is traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "AATT." On April 24, 1998, the closing price of the Common Stock, as reported in the consolidated reporting system, was $34.00 per share.

         The Company will not receive any of the proceeds from sales of the Shares by the Selling Stockholders. The Shares may be offered from time to time by the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

         The Selling Stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders (or their donees and pledgees).

                               ------------------


               SEE "RISK FACTORS", WHICH BEGINS ON PAGE 6 OF THIS
               PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                               ------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April 27, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

         This Prospectus constitutes a part of a Registration Statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

         Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The information in the following documents filed by Aavid Thermal Technologies, Inc. (the "Company") with the Commission (File No. 0-27308) pursuant to the Exchange Act is incorporated by reference in this Prospectus:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

         (b) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A dated January 25, 1996.

         All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents or reports. The information relating to the Company in this Prospectus should be read together with the information in the documents incorporated by reference.

         Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Aavid Thermal Technologies, Inc., One Eagle Square, Suite 509, Concord, New Hampshire 03301 (603) 224-1117 Attention: Company Secretary (Tel. No. (603) 224-1117).

                                   THE COMPANY


         Aavid Thermal Technologies, Inc. ("Aavid" or the "Company") is a leading provider of thermal management solutions for microprocessors and integrated circuits ("ICs") for digital and power applications. The Company operates in two business areas: thermal management solutions and computational fluid dynamics ("CFD") software. Aavid's thermal management solutions include products and services that solve problems associated with the dissipation of unwanted heat in electronic and electrical components and systems. The Company develops and offers CFD software for computer modeling and flow analysis of products and processes that reduce the time and expense associated with physical models and the facilities to test them.

         Ongoing increases in silicon and system integration, higher processing speeds and frequencies, smaller form factors, more sophisticated power requirements and other advances in chip technology create excessive heat in microprocessors and ICs in electronic and electrical components and systems. Heat is an absolute constraint in electronic system design, since microprocessor and ICs operate efficiently only in a narrow temperature band. The excessive heat generated within the component not only degrades semiconductor and system performance and reliability but can also cause semiconductor and system failure. These negative effects are exacerbated by the increasingly wide range of environmental conditions, including temperature extremes, in which electronic systems are expected to operate.

         Increasingly, neither externally supplied off-the-shelf thermal management products, nor internally designed and produced parts, have been able to effectively address the expanding complexity of thermal management problems resulting from increasing silicon integration and system integration. The complexity of thermal management problems has been intensified by the increasing amount of power to be dissipated, reductions in system size, shorter time-to-market, shorter product life cycles and more demanding temperature operating requirements. Many electronics manufacturers do not have the internal resources to solve these challenges and are turning to third parties to design thermal solutions. Additionally, the increasing amount of electronics systems manufactured outside the United States and the need for fast ramp up of high volume production capabilities has forced these manufacturers to seek a highly integrated, worldwide provider of thermal management solutions.

         The Company's strategy is to capitalize on the two principal trends in the electronics industry: first, the trend to develop products which incorporate microprocessors and semiconductors with increasingly complex thermal dissipation problems, and second, the trend to outsource development of thermal management solutions. Key elements of the Company's strategy are to: (i) provide "total solutions" capability for thermal management globally; (ii) expand its technological leadership by leveraging its approximately 80 Ph.D.s and 250 engineers; (iii) expand its quick ramp, high-volume manufacturing, design, sales and distribution activities both domestically and overseas; (iv) form strategic alliances with customers; and (v) grow its general purpose CFD software business.

         The Company operates in two markets -- thermal management solutions and general purpose computational fluid dynamics software -- through three wholly-owned subsidiaries: Aavid Thermal Products, Inc. ("Aavid Thermal Products"), Fluent, Inc. ("Fluent") and Applied Thermal Technologies, Inc. ("Applied Thermal Technologies").

                  -- Aavid Thermal Products provides its customers in the digital and power electronics markets with quick ramp, high volume production of thermal management products and customer support worldwide. Its thermal management products, which operate by conducting, convecting and radiating away unwanted heat, help maintain device and system performance and reliability, and help avoid premature component and system failure. They require substantial engineering in their design to maximize heat dissipation and minimize customers' assembly costs. The Company believes it has the broadest range of products in the thermal management industry. Aavid Thermal Products' customers include Allen-Bradley, Chrysler, COMPAQ, General Electric, Hewlett-Packard, IBM, Intel, Lucent, Motorola and Packard Bell.

                  -- Fluent develops CFD software and provides problem-solving support services. Its software enables computer generated modeling and analysis of air and other fluid flows, heat and mass transfer, chemical reaction, and related phenomena, which can significantly reduce its customers' time-to-market and engineering costs, while improving the final product or process design. Fluent's customers include Boeing, British Aerospace, Ford, Fujitsu, IBM, Intel and Motorola.

                  -- Applied Thermal Technologies' design center integrates the Company's technical strengths in the thermal solutions business to solicit customer funded research and development, and to provide consulting and cutting edge design. Applied Thermal Technologies was formed in the first quarter of 1997 to act as a catalyst for technology and business development for Aavid Thermal Products and Fluent, and to take advantage of the increasing trend of its customers to outsource their thermal management solutions development. Applied Thermal Technologies works as an extension of its clients' product design team, leveraging on technical capabilities gained from both Aavid Thermal Products and Fluent to develop, test and validate thermal solutions. The Company believes that design centers will enhance the visibility of the Company as a technology leader, resulting in earlier and closer ties to existing and new customers. Applied Thermal Technologies' customers include Applied Materials, Hewlett-Packard, Bay Networks, Cisco Systems, Sun Microsystems and Sony.

         The Company services a highly diversified base of more than 4,000 national and international customers including OEMs, distributors, and contract manufacturers through a highly integrated network of software, development, manufacturing, sales and distribution locations throughout North America, Europe and the Far East.

                                   ----------

         The Company was incorporated in Delaware in October 1993. Aavid Thermal Products, Inc. (formerly known as Aavid Engineering, Inc.), the Company's predecessor which was acquired by the Company in October 1993, was incorporated in New Hampshire in February 1964. The Company's principal executive offices are located at One Eagle Square, Suite 509, Concord, New Hampshire 03301 and its telephone number is (603) 224-1117.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.


POTENTIAL FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

         The Company's quarterly and annual operating results are affected by a wide variety of factors, many of which are outside the Company's control, that have in the past and could in the future materially and adversely affect net sales, gross margins and profitability. These factors include the volume and timing of orders received, competitive pricing pressures, the availability and cost of raw materials, changes in the mix of products and services sold, potential cancellation or rescheduling of orders, changes in the level of customer inventories of the Company's products, the timing of new product and manufacturing process technology introductions by the Company or its competitors, availability of manufacturing capacity and market acceptance of new or enhanced products introduced by the Company. Additionally, the Company's growth and results of operations have in the past been, and would in the future be, adversely affected by downturns in the semiconductor or electronics industries. The Company is limited in its ability to reduce costs quickly in response to revenue shortfalls, and this limitation will be exacerbated to the extent the Company adds additional manufacturing capacity. The need for continued investment in research and development could also limit the Company's ability to reduce expenses quickly. As a result of these factors, the Company expects its operating results to continue to fluctuate. Results of operations in any one quarter should not be considered indicative of results to be expected for any future period, and fluctuations in operating results may also cause fluctuations in the market price of the Common Stock. There can be no assurance that the overall thermal management market, the segments of the market served by the Company or the Company will continue to grow in the future.

         The Company's business has experienced and is expected to continue to experience significant seasonality due to, among other things, the slowdown during the third quarter summer months which historically has occurred in the electronics industry and the second and third quarter slowdown in European software revenues primarily due to the purchasing and budgeting patterns of its European software customers. Typically, the Company's revenues are lowest during the second and third quarters of the fiscal year, which ends in December.


DEPENDENCE ON THE SEMICONDUCTOR MARKET

         A significant portion of the recent growth in the Company's net sales has been, and is expected to continue to be, dependent upon sales of thermal management products for digital electronics applications, consisting primarily of microprocessors and related chip sets for computers and computer networks. The Company's sales for digital electronics applications accounted for approximately 23%, 31% and 34% of net sales in 1995, 1996 and 1997, respectively. The thermal management market for commercial digital electronics applications is characterized by rapid and uncertain technological change, short product life cycles, greater pricing pressure and increasing foreign and domestic competition as compared to the market for power electronics applications.

         A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon sales of thermal management products for power electronics applications, consisting primarily of ICs. The Company's sales for power electronics applications accounted for approximately 68%, 54% and 46% of net sales in 1995, 1996 and 1997, respectively. The market for thermal management products for power electronics applications is characterized by rapid and uncertain technological change, short product life cycles, greater pricing pressure and increasing foreign and domestic competition.

         Continued growth of the Company will, to a significant extent, depend upon increased demand for semiconductor devices and products that require thermal solutions. The semiconductor industry (both digital and power) has historically been cyclical and subject to significant economic downturns characterized by diminished product demand and eroding average selling prices. A decrease in demand for semiconductor products would reduce demand for the Company's products and have an adverse impact on the Company's results of operations. Further, semiconductor manufacturers and their customers, in developing and designing new products, typically seek to eliminate or minimize thermal problems, and such efforts could have the effect of reducing or eliminating demand for certain of the Company's products. Additionally, the Company believes that many of its OEM customers compete in intensely competitive markets characterized by declining prices and low margins. These OEMs apply continued pricing pressure on their component suppliers, such as the Company. There can be no assurance that the Company will not be adversely affected by cyclical conditions in the semiconductor and electronics industries.

RELIANCE ON A SIGNIFICANT CUSTOMER

         Historically, the Company has not derived a significant portion of its revenues from a limited number of customers, with no customer accounting for more than 10% of the Company's net sales in 1994, 1995 or 1996. However, in 1997 and the fourth quarter of 1997, Intel Corporation accounted for approximately 15% and 22%, respectively, of net sales. No other single customer exceeded 10% of net sales in this period. Intel Corporation is not obligated to purchase any minimum quantity of the Company's products in any period. In addition, as the Company pursues strategic relationships certain customers could account for a substantial portion of total revenues in the future. If the Company were to lose a major customer, such as Intel Corporation, or if a major customer significantly reduced its purchases in any period, the Company's business, financial condition and results of operations would be materially adversely affected.

RELIANCE ON MANUFACTURING FACILITIES; IMPACT OF CHANGING RAW MATERIAL PRICES

         The principal raw material used in the Company's products is aluminum and aluminum represents a significant component of the Company's cost of goods sold. The Company produces 50% to 60% of its aluminum extrusion requirements on a single press at its extrusion facility in Franklin, New Hampshire. Any extended interruptions to the operation of the press could have a material adverse effect on the Company's business and results of operations. In addition, a substantial majority of the Company's net sales are currently derived from products manufactured at its manufacturing facility in Laconia, New Hampshire. If the Company were unable to use all or a substantial portion of its Laconia facility for any reason, the Company's business and results of operations would be materially adversely affected until the Company were able to obtain substitute production capability.

         Market prices for raw aluminum have historically been cyclical and highly volatile and are influenced by numerous factors beyond the control of the Company. The Company's ability to pass price increases for aluminum or other raw materials along to its customers may be limited by competitive pressures, customer resistance, and price adjustment limitations in the Company's product purchase contracts with its customers. Even if the Company is able to pass along all or a portion of raw material price increases, of which there can be no assurance, there is typically a lag of three to twelve months between the actual cost increase of raw material and the corresponding increase in the prices of the Company's products. There can be no assurance that the Company in the future will be able to recover increased aluminum or other raw material costs through higher prices to its customers. As the effective purchase price for the Company's aluminum and other raw materials changes, competitive conditions will influence the amount of the change, if any, in the Company's prices to its customers. Fluctuating aluminum prices have a significant effect on the Company's gross margin and could have a material adverse effect upon the Company's results of operations and business, as occurred in 1995 and the second half of 1994.

MANAGEMENT OF GROWTH

         The Company has recently experienced substantial growth in its thermal management products for the digital market and has significantly expanded its operations through manufacturing capacity additions, acquisitions and geographic expansion. The Company intends to continue to increase its thermal products and software businesses overseas, expand products and services it offers, and make selective acquisitions. This growth and expansion has placed, and will continue to place, a significant strain on the Company's production, technical, financial and other management resources. To manage growth effectively, the Company must maintain a high level of manufacturing quality and efficiency, and must continue to enhance its operational, financial, and management systems, and attract, train, motivate and manage its employees. There can be no assurance that the Company will be able to effectively manage this expansion, and any failure to do so could have a material adverse effect on the Company's operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE

         The markets for the Company's products are characterized by rapidly changing technology, frequent new product introductions and enhancements, and rapid product obsolescence. The Company's future success will be highly dependent upon its ability to continually enhance or develop new thermal and software products, materials, manufacturing processes and services in order to keep pace with the technological advancements of its customers and their corresponding increasingly complex thermal management and CFD needs. There can be no assurance that the Company will be able to identify new product trends or opportunities, develop and bring to market new products or respond effectively to new technological changes or product announcements by others, develop or obtain access to advanced materials, or achieve commercial acceptance of its products. In addition, there can be no assurance that products or technologies developed by others, including the Company's customers, will not render the Company's products or technologies noncompetitive or obsolete.

COMPETITION

         The markets for thermal management products and CFD software are highly competitive. Certain of the Company's customers and competitors, including divisions or subsidiaries of large companies, have substantially greater technical, financial, research and development and marketing resources than the Company. Further, the Company expects that as the trend toward outsourcing continues, a number of new competitors may emerge, some of which may have greater technical, financial, research and development and marketing resources than the Company. The ability of the Company to compete successfully depends upon a number of factors, including price, customer acceptance of the Company's products, cost effective high-volume manufacturing, proximity to customers, lead times, ease of installation of its products, new product and manufacturing process technology introductions by the Company and its competitors, access to new technologies and general market and economic conditions. There can be no assurance that the Company will be able to compete successfully in the future against existing or potential competitors, or that the Company's operating results will not be adversely affected by increased price competition. In addition, there can be no assurance that the Company's customers for thermal management and software products will not manufacture or develop such products internally or actively support new entrants into the Company's market rather than purchase thermal products from the Company.

PATENTS AND OTHER INTELLECTUAL PROPERTY

         The Company's success depends in part on its proprietary technology. The Company attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. The Company believes, however, that its success will depend to a greater extent upon innovation, technological expertise and distribution strength. There can be no assurance that the Company will be able to protect its technology, or that competitors will not be able to develop similar technology independently. No assurance can be given that the claims allowed on any patents held by the Company will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries in which the Company conducts business. Although the Company believes that its products and technology do not infringe upon proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future. Moreover, litigation may be necessary in the future to enforce the Company's patents, copyrights and other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL AND SKILLED EMPLOYEES

         The Company's success depends to a large extent upon the continued services of its senior management and technical personnel. The loss of such personnel could have a material adverse effect on the Company. The Company's business also depends upon its ability to retain skilled and semi-skilled employees. There is intense competition for qualified management and skilled and semi-skilled employees and the failure to recruit, train and retain such employees could adversely affect the Company's business, results of operations and financial condition.

TRANSACTION WITH AFFILIATE; POTENTIAL CONFLICT OF INTEREST

         Mr. Alan F. Beane, the Company's prior President and Chief Executive Officer and a former director, is Chairman and Chief Executive Officer and, together with one of his brothers, 90% owner of Materials Innovation, Inc. ("MII"). Founded in 1985, MII is principally engaged in the invention, development and commercialization of, among other things, new engineered materials and related net shape part manufacturing technologies. The Company and MII are parties to an agreement pursuant to which the Company licenses certain patents from MII in exchange for a royalty payment based on net sales. In addition, MII has conducted research and development for the Company in advanced materials and related net shape part manufacturing technologies. In 1995, 1996 and 1997 royalties and expenses incurred by the Company for services supplied by MII were not material.

         The relationship of MII to the Company is regulated by the terms of an agreement between MII, its principals, and Aavid (the "MII Agreement"), which prohibits MII from competing with the Company in the markets for heat sinks and other products whose principal purpose is to dissipate heat from electronic devices. MII is pursuing the development of certain products and advanced materials which, if successfully developed, would have applications to the Company's business. MII is not obligated, however, to license such technology to Aavid, and there can be no assurance that Aavid will benefit from the relationship with MII or will be able to license any intellectual property from MII, if desirable, on acceptable terms or at all. There can be no assurance that a conflict of interest will not develop between Aavid and MII.

         On March 4, 1998, MII and Messrs. Alan and Glenn Beane (collectively, the "Petitioners") filed a petition for declaratory judgment against the Company seeking to have the agreement between the Company and MII declared invalid. The Petitioners claim that the Company had failed to pay royalties associated with the vacuum die cast patent. The action does not seek monetary damages. The Company believes it has meritorious defenses and intends to vigorously defend the action. Although the Company believes that the termination of the agreement with MII will not have a material adverse effect on its business, results of operations or financial condition, there can be no assurance it will not have such a material adverse effect in the future. Mr. Beane's personal non-compete agreement with the Company expires in October 1998.

FOREIGN OPERATIONS

         The Company has been expanding its manufacturing capacity overseas to adequately service its customers, many of which have moved manufacturing operations and expanded their business overseas. The Company has had only limited experience to date operating outside the United States. There can be no assurance that the Company's expansion of its foreign operations will be successful. Foreign operations are subject to a number of risks, including greater difficulties in controlling and administering business, less familiarity with business customs and practices, increased reliance on key local personnel, difficulties caused by language barriers, increased difficulty in collecting receivables, work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, expropriation, nationalization, misappropriation of intellectual property, the imposition of tariffs and import and export controls, changes in governmental policies (including U.S. policy toward these countries) and other factors which could have an adverse effect on the Company's business. The occurrence of any of these factors may have a material adverse effect on the Company's results of operations and could have an adverse effect on the Company's relationships with its customers. Furthermore, the occurrence of certain of these factors in countries in which Aavid operates could result in the impairment or loss of the Company's investment in such countries.

DEPENDENCE ON INDEPENDENT DISTRIBUTORS

         During 1995, 1996 and 1997, sales to independent distributors accounted for approximately 15% of net sales annually. The largest single distributor accounted for less than 3% of net sales in each of these periods. Several of these distributors have a limited right to return unsold products to the Company, and there can be no assurance that such returns will not have a material adverse effect on the Company. These independent distributors generally are not subject to any minimum purchase requirements and can discontinue marketing the Company's products at any time upon proper notice. Accordingly, the Company must compete for the focus and sales efforts of its distributors. There can be no assurance that the Company's distributors will continue to distribute the Company's products or do so successfully. Although the Company believes that other channels of distribution would be available if the Company were to lose the services of one or more of its independent distributors, there can be no assurance that such loss would not have an adverse effect on its results of operations.

ENVIRONMENTAL AND OTHER REGULATIONS

         The Company is subject to a variety of federal, state and local laws and regulations relating to the use, storage, discharge and disposal of hazardous materials used to manufacture the Company's products. Public attention has increasingly been focused on the environmental impact of operations that use hazardous materials. The Company's operations are also governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder which, among other requirements, establish noise and dust standards. Failure to comply with present or future regulations could result in substantial liability to the Company. The Company cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could require substantial expenditures by the Company and could adversely affect its results of operations.

VOLATILITY OF SHARE PRICE.

         The market prices for securities of technology companies, including the Company, have been volatile, and it is likely that the price of the Common Stock will fluctuate in the future. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, changes in the semiconductor industry and other markets in which the Company sells its products, patent or proprietary rights developments, changes in earnings estimates and recommendations by securities analysts, and market conditions in general may have a significant impact on the market price of the Common Stock. In addition, the market price of the Common Stock could be adversely affected by future exercises of outstanding warrants and options. At March 1, 1998, options and warrants to purchase an aggregate of approximately 2,700,000 shares of Common Stock were outstanding. Substantially all of these options and warrants have exercise prices below the current market price of the Common Stock. Additionally, substantially all of the shares of Common Stock issuable upon exercise of these outstanding options and warrants have been registered for resale under the Securities Act of 1933, as amended, and, accordingly, when issued will be freely tradable without restriction. In addition, the Company may issue additional stock, warrants and/or options to raise capital in the future. The Company may also issue additional securities in connection with its employee benefit plans. During the terms of such options and warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing. To the extent the exercise prices of such options and warrants are less than the net tangible book value of the Common Stock at the time such options and warrants are exercised, the Company's stockholders will experience an immediate dilution in the net tangible book value of their investment. Further, the future sale of a substantial number of shares of Common Stock by existing stockholders and option and warrant holders may have an adverse impact on the market price of the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


                              SELLING STOCKHOLDERS

         The following table sets forth information as of March 1, 1998 with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders.

Selling Stockholder               Number of Shares of Common Stock
-------------------               --------------------------------
                            Beneficially Owned         Registered Hereunder
                            ------------------         --------------------

Ronald F. Borelli                402,000(1)                  300,000
Stephen D. Eldred                 65,000                      65,000
Vivek Mansingh                    84,375                      84,375

(1) Includes 300,000 shares of Common Stock issuable upon exercise of outstanding options, including shares issuable upon exercise of options not exercisable within 60 days of March 1, 1998.

(2)      Represents shares issuable upon exercise of outstanding options.


         Mr. Borelli is both an officer and a director of the Company, Mr. Eldred is an officer of the Company and Mr. Mansingh is an employee of the Company. None of the proceeds from the sale of the shares offered by the Selling Stockholders will be received by the Company.

                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Stockholders (or their donees or pledgees).

         Sales of Shares may be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

         Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the Shares, such Selling Stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.


                                  LEGAL MATTERS

         Legal matters relating to the Common Stock have been passed upon for the Company by John W. Mitchell, Vice President and General Counsel of the Company. Mr. Mitchell, beneficially owns an aggregate of 45,659 shares of the Company's Common Stock.


                                    EXPERTS

         The consolidated financial statements as of December 31, 1995 and for the year ended December 31, 1995 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements and schedule as of and for the years ended December 31, 1996 and 1997 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.




                                TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----

           Available Information ...................................2
           Incorporation of Certain
            Documents by Reference ................................ 3
           The Company ............................................ 4
           Risk Factors............................................ 6
           Use of Proceeds........................................ 12
           Selling Stockholders....................................12
           Plan of Distribution....................................13
           Legal Matters ..........................................13
           Experts.................................................13


                                     449,375
                                     Shares



                                  AAVID THERMAL
                               TECHNOLOGIES, INC.



                                  Common Stock





                         -------------------------------


                                   PROSPECTUS


                         -------------------------------




                                 April 27, 1998

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE


         The following documents heretofore filed by Aavid Thermal Technologies, Inc. ("Registrant") (File No. 0-27308) with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(i) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(ii) The description of the Registrant's Common Stock set forth in the Registrant's Registration Statement on Form 8-A dated January 25, 1996.

         In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this filing and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

                  Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Legal matters relating to the Common Stock have been passed upon for the Company by John W. Mitchell, Vice President and General Counsel of the Company. Mr. Mitchell, beneficially owns an aggregate of 45,659 shares of the Company's Common Stock.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145(a) of the General Corporation Law of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

         The Registrant's By-laws provide that the Company shall indemnify certain persons, including officers, directors, employees and agents, within the limitations permitted by Section 145 of the General Corporation Law of the State of Delaware. The Registrant has also entered into indemnification agreements with its current directors and executive officers. Reference is made to the By-laws and Form of Indemnification Agreement filed as exhibits 3.3 and 10.61, respectively, to the Company's Registration Statement on Form S-1, as amended (No. 33-99232). The Registrant's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

         The Registrant maintains a policy of insurance under which the directors and officers of the Registrant are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8. EXHIBITS

         (a) See Index to Exhibits.

ITEM 9. UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth herein;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed herein or any material change to such information in this registration statement;

                  Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, State of New Hampshire, on this 27thday of April, 1998.


                                 Aavid Thermal Technologies, Inc.



                                 By: /s/ RONALD F. BORELLI
                                    --------------------------------------------
                                    Ronald F. Borelli, Chairman of the Board and
                                    Chief Executive Officer



                            -----------------------


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints RONALD F. BORELLI and STEPHEN D. ELDRED, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                                Date
---------                                   -----                                                ----


/s/ RONALD F. BORELLI                                                                      April 27, 1998
------------------------------------        Chairman of the Board, Chief
Ronald F. Borelli                           Executive Officer and Director
                                            (Principal Executive Officer)

/s/ CHARLES A. DICKINSON
------------------------------------        Director                                       April  27, 1998
Charles A. Dickinson

/s/ EDWARD F. GLASSMEYER
------------------------------------        Director                                       April 27, 1998
Edward F. Glassmeyer

/s/ M. WILLIAM MACEY, JR.
------------------------------------        Director                                       April 27, 1998
M. William Macey, Jr.

/s/ DOUGLAS L. NEWHOUSE
------------------------------------        Director                                       April 27, 1998
Douglas L. Newhouse

/s/ BHARTAN R. PATEL
------------------------------------        Director                                       April 27, 1998
Bhartan R. Patel

/s/ DAVID R.A. STEADMAN
------------------------------------        Director                                       April 27, 1998
David R.A. Steadman

/s/ STEPHEN D. ELDRED
------------------------------------        Vice President-Finance and                     April 27, 1998
Stephen D. Eldred                           Chief Financial Officer
                                            (Principal Financial and
                                            Accounting Officer)

                                INDEX TO EXHIBITS


EXHIBIT NO.
-----------


5        Opinion of John W. Mitchell

10.1 Stock Option Agreement dated as of October 15, 1996 between Aavid Thermal Technologies, Inc. and Ronald F. Borelli.

10.2 Stock Option Agreement dated as of June 19, 1997 between Aavid Thermal Technologies, Inc. and Stephen D. Eldred.

10.3 Stock Option Agreement dated as of November 1, 1996 between Aavid Thermal Technologies, Inc. and Vivek Mansingh.

23.1     Consent of Coopers & Lybrand, L.L.P.

23.2     Consent of Arthur Andersen LLP

23.3     Consent of John W. Mitchell (included in Exhibit 5)

24       Power of Attorney (included on signature page)